Exhibit 99.1

JIMMY LEVIN TO BECOME

CHIEF EXECUTIVE OFFICER OF SCULPTOR CAPITAL

Will Succeed Robert Shafir in April 2021

NEW YORK, June 10, 2020 - Sculptor Capital Management, Inc. (NYSE: SCU) (the “Company” or “Sculptor Capital”) announced today that Jimmy Levin will succeed Robert Shafir as Chief Executive Officer, effective April 1, 2021. Mr. Levin is also expected to be elected to Sculptor Capital’s board of directors at its annual meeting of shareholders on June 24, 2020.

Mr. Levin, who will continue to serve as Sculptor Capital’s Chief Investment Officer, will provide day-to-day leadership and management of Sculptor Capital, its 109 investment professionals and investment portfolios worldwide.

Mr. Shafir said, “I am pleased with all that we have accomplished at Sculptor Capital over the past few years. Jimmy is the right person to lead Sculptor Capital and his appointment is a natural evolution of the Company’s senior management team. During Jimmy’s 14 years at the Company he has proven to be an exceptional investor and a sturdy leader through market cycles. I am confident that Jimmy and the talented team at Sculptor Capital will take the Company to greater heights.”

Mr. Levin said, “I am honored to lead the Company as the next CEO. Sculptor Capital is a tremendous firm with a talented and creative team that works each day to identify and execute on the most compelling investment opportunities globally and to create value for our investors. The firm is deeply committed to its investors, shareholders and employees and I look forward to driving our efforts to benefit each.”

As of June 1, 2020, Sculptor Capital had approximately $34.9 billion in assets under management across its multi-strategy, real estate and credit investment strategies.

About Jimmy Levin

Jimmy Levin is the Chief Investment Officer of Sculptor Capital and a member of Sculptor Capital’s Partner Management Committee. Mr. Levin is also an Executive Managing Director and a member of the Portfolio Committee.

In his role as Chief Investment Officer, Mr. Levin oversees the Company’s investment portfolios including capital allocation across investment strategies and geographies. During his tenure, Mr. Levin has been instrumental in building Sculptor Capital’s global credit platform, which now spans multiple products and geographies including an Opportunistic Credit and an Institutional Credit Strategies platform. Today, Mr. Levin continues to oversee both the Opportunistic Credit and Institutional Credit Strategies platforms.

Prior to joining Sculptor Capital in 2006, Mr. Levin was an Associate at Dune Capital Management LP. Prior to that, Mr. Levin was an analyst at Sagamore Hill Capital Management, L.P. Mr. Levin holds a B.A. in Computer Science from Harvard University.

About Sculptor Capital Management

Sculptor Capital Management, Inc. is a leading global alternative asset management firm providing investment products in a range of areas including multi-strategy, credit and real estate. With offices in New York, London, Hong Kong and Shanghai, the Company serves global clients through commingled funds, separate accounts and specialized products. Sculptor Capital’s distinct investment process seeks to generate attractive and consistent risk-adjusted returns across market cycles through a combination of fundamental bottom-up research, a high degree of flexibility, a collaborative team and integrated risk management. The Company’s capabilities span all major geographies, in strategies including fundamental equities, corporate credit, real estate debt and equity, merger arbitrage, structured credit and private investments. As of June 1, 2020, Sculptor Capital had approximately $34.9 billion in assets under management. For more information, please visit Sculptor Capital’s website (www.sculptor.com).

Investor Relations Contact	Media Relations Contacts
Elise King	Jonathan Gasthalter
+1-212-719-7381	Gasthalter & Co. LP
investorrelations@sculptor.com	+1-212-257-4170
jg@gasthalter.com